Exhibit 10.40

ING INVESTMENT MANAGEMENT RETENTION PARTICIPATION PLAN (RPP)

RPP AGREEMENT

Name of Participant:	Mr. J.T. Becker

Address of Participant:	[home address]

Grant Date:	30 March 2010

This RPP agreement (the “Agreement”) is entered into between the individual whose name appears above (the “Participant”) and ING Investment Management Holdings N.V. (the “Company”) and is connected to the ING Investment Management Retention Participation Plan (the “Plan”), as attached hereto as Schedule 1, and the Investment Regulations, as defined in the Plan and attached hereto as Schedule 2.

1.	Interpretation

1.1	The provisions of the Plan and the Investment Regulations are hereby incorporated into this Agreement by reference.

1.2	All capitalized terms used, but not otherwise defined, herein are used as they are defined or used in the Plan.

1.3	The Participant hereby confirms and acknowledges that he has carefully reviewed the provisions of the Plan and the Investment Regulations, and hereby agrees to the terms and conditions of the Plan and the Investment Regulations, which shall form an integral part of this Agreement.

2.	Investment

2.1	The Participant is offered by this Agreement a Retention Bonus in the amount of USD 600,000. The Retention Bonus does not entitle the Participant to any payment in cash on the Grant Date, but the amount of the Retention Bonus shall be virtually invested in full by the Company in securities of such Related Funds as designated by the Participant in accordance with the Investment Regulations (the “Investment”). The Investment will not cause any purchase and/or trade of securities in Related Funds by the Company, but will solely be used as a measurement mechanism for determining the cash amount to be paid under any Investment Entitlement.

2.2	In accordance with the Investment Regulations, the Participant may request the Company to virtually trade in the securities in Related Funds comprising the Investment. In case of a Listing or Change in Control, as described in article 7 of the Plan, the Participant shall no longer be entitled to request the Company to virtually trade in any securities comprising the Investment.

2.3	Notwithstanding article 2.5 of the Plan, any dividend or other distribution virtually paid out on the Investment shall, after all deductions on such distribution have been made, be directly and virtually invested in securities in the Related Fund virtually generating the aforementioned distribution.

2.4	Subject to the vesting principles and forfeiture of rights as set forth in Article 3 of the Plan, the Participant shall become entitled to receive a payment in cash equal to the value of an Investment Entitlement. For the avoidance of doubt, under the Plan the Participant shall not receive any legal ownership of the securities whatsoever underlying the Investment or an Investment Entitlement.

3.	Tax / Social Security

The Participant hereby agrees that any ING Group company shall be entitled to withhold, and the Participant shall be obliged to pay, the amount of the Tax-Related Items due in connection with the Retention Bonus, any Deposited Fund Distributions, the Investment and/or the Investment Entitlement. Any ING Group company may deduct from any amounts to be paid to the Participant pursuant to the Plan and/or this Agreement, such Tax-Related Items. Without limitation to the above, any ING Group company may establish other procedures to withhold Tax-Related Items, for instance (i) by way of deduction from salary or bonuses, or any other payment payable to the Participant, at any time on, or after the date the liability arises, (ii) by way of payment directly from the Participant in cleared funds, or (iii) such other method as established by a ING Group company.

4.	Certain Acknowledgments of the Participant

The Participant hereby represents, warrants, acknowledges, agrees and undertakes to the Company or any other ING Group company that:

(a)	nothing in this Agreement, or the Plan, shall confer upon the Participant any right to continue in employment, or to interfere in any way with the right of the Company or any other ING Group company to terminate the Participant’s employment at any time;

(b)

neither the grant of the Retention Bonus, any Deposited Fund Distributions, the Investment, the Investment Entitlement, nor this Agreement, confers upon the Participant any right to continue to be an employee or to provide services to any ING Group company or interferes in any way with the right of any ING Group company to terminate the employment or services of the Participant at any time. The Retention Bonus, any Deposited Fund Distributions, the Investment or the Investment Entitlement will not be reinstated if the Participant is subsequently reinstated as an employee of any ING Group company. The Participant will have no entitlement to compensation or damages in consequence of the termination or other cessation of the Participant’s employment or services with any ING Group company for any reason whatsoever

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and whether or not in breach of contract, insofar as such entitlement arises or may arise from the Participant ceasing to have the Retention Bonus, any Deposited Fund Distributions, the Investment or the Investment Entitlement under the Plan, or to be entitled to any Retention Bonus, any Deposited Fund Distributions, the Investment or Investment Entitlement as a result of such termination or from the loss or diminution in value of the same;

(c)	the Plan and the benefits offered under the Plan are provided by the Company on an entirely discretionary basis, and the Plan creates no vested rights in the Participant. Neither the grant of the Retention Bonus, any Deposited Fund Distributions, the Investment, the Investment Entitlement, nor this Agreement confers upon the Participant any benefit other than as specifically set forth in this Agreement and the Plan. The Participant understands and agrees that receipt of the Retention Bonus, any Deposited Fund Distributions, the Investment or the Investment Entitlement does not entitle the Participant to any future benefits under the Plan or any other plan or program of the Company or any other ING Group company;

(d)	the amount of any compensation deemed to be received by an Employee as a result of participation in the Plan shall not constitute compensation with respect to which any other employee benefits of such Employee are determined, including, without limitation, any end of service benefits or other benefits under any bonus, pension, profit sharing, life insurance or salary continuation plan, except as otherwise specifically determined by the Board or provided by the terms of such plan;

(e)	the Retention Bonus, any Deposited Fund Distributions, the Investment or an Investment Entitlement shall be personal to the Participant and may not, save as otherwise specifically provided under this Agreement or the Plan, be transferred, assigned or charged.

5.	Data Privacy

By signing this Agreement, the Participant acknowledges that the Company and any other ING Group company may, for the purpose of implementation, execution, administration and management of the Participant’s participation in the Plan, collect, use, process, and transfer personal data of the Participants as described in this paragraph. The Participant understands that the Company and any other ING Group company may process relevant personal information about the Participant, including (without limitation) the Participant’s name, home address and telephone number, date of birth, details of the Retention Bonuses, Deposited Fund Distributions, Investments or Investment Entitlements granted, outstanding or paid in the Participant’s favour (the “Data”).

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For the abovementioned purpose and to comply with its statutory obligations, the Company may also (further) transfer—in electronic or any other form—the Data to any other ING Group company and/or to third parties. The Participant understands that these recipients may be located in the European Economic Area, or elsewhere, and that the recipient’s country may have different data privacy laws and protections as applicable in the Participant’s country. Where necessary, the Company shall request the relevant permits and make the applicable notifications with the concerned authorities.

The Company shall process the Data in an adequate and careful manner. Moreover, the Company shall take appropriate technical and organisational measures to safeguard the Data and to ensure the confidentiality of the Data of the Participant, whether the processing shall take place in the European Union, the United States or somewhere else.

The Participant further acknowledges that the Company and/or any other ING Group company may retain the Data in the Participant’s personnel or equivalent file. In accordance with the Dutch Data Protection Act, the Company shall not keep the personal data of the Participant longer than necessary for achieving the purposes for which they were processed.

6.	Confidentiality

In consideration of a Retention Bonus, any Deposited Fund Distributions, the Investment or the Investment Entitlement, the Participant agrees not to disclose (directly or indirectly) to any party the existence or contents of the Plan, this Agreement or the level of a Retention Bonus granted to the Participant except to the Participant’s professional advisers, the Participant’s spouse or registered civil partner (on the basis that each of the foregoing persons agrees to keep the same confidential). The Participant acknowledges and agrees that a Retention Bonus, any Deposited Fund Distributions, the Investment and/or the Investment Entitlement is subject to the Participant’s compliance and observance with the terms of this Article 6. However, nothing in this Article 6 shall prevent the Participant from disclosing the existence or contents of the Plan, supplying a copy of this Agreement or disclosing the level of a Retention Bonus, any Deposited Fund Distributions, the Investment or the Investment Entitlement to any revenue authority or any court or tribunal of competent jurisdiction, or as otherwise required by law.

7.	Notices

Any notice or communication to be given by the Company to the Participant may be personally delivered or sent by fax or by ordinary post to (if the Participant is still employed by an ING Group company) his business address or by email or any other form of electronic communication specified by the Board for the purposes of the Plan or (if the Participant is no longer employed by an ING Group company) his last known address or email address. Where a notice is delivered personally or by facsimile or by email or other form of electronic communication, it shall be deemed to have been received immediately. Where a notice or communication is sent by post, it shall be deemed to have been received 72 hours after the same was put into the post properly addressed and stamped.

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This Agreement, and other communications sent by post, email or any other form of electronic communication, will be sent at the risk of the Participant and the Company shall have no liability to any such persons in respect of any notification, document, this Agreement, or other communication so given, sent or made.

Any notice to be given to the Company shall be emailed, faxed, delivered or sent to the Plan Administrator, as specified by the Company from time to time and shall be effective upon receipt by the Plan Administrator.

8.	Construction and Interpretation

In the event of a conflict or ambiguity between any term or provision contained in this Agreement and a term or provision of the Plan, this Agreement will govern and prevail.

9.	United States Participants

In addition to the terms of the Plan, the Investment Regulations and this Agreement, any award under the Plan to an Employee subject to taxation in respect of their remuneration in the United States is subject to the following terms and conditions as set forth below.

(i) Investment

The amount of a Retention Bonus shall be virtually invested by the Company. A Participant shall not have any interest in the Investment or earnings credited to his account other than as an unsecured general creditor of the Company. All amounts deferred or otherwise held for the account of a Participant under the Plan shall remain the sole property of the Company. Nothing contained in the Plan shall be deemed to create a trust of any kind or create any fiduciary relationship.

(ii) Good Leaver

“Good Leaver” means a Participant who becomes a Leaver as described in Article 1.7 of the Plan and who has a “separation from service” (as described under Section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and the guidance and Treasury regulations issued thereunder) with the employer and all members of the ING Group.

(iii) Six Month Delay

The time of payment of a Participant’s Investment Entitlement under the Plan shall be determined pursuant to Article 3 of the Plan, provided that in the event a Participant becomes a Good Leaver for reasons other than death, payment of the Participant’s Investment Entitlement at such time can be characterized as a “short-term deferral” for purposes of Code Section 409A or as otherwise exempt from the provisions of Code Section 409A, or if any portion of the payment cannot be so characterized, and such Participant is a “specified employee” for purposes of Code Section 409A, payment of the Participant’s Investment Entitlement shall be made as soon as reasonably practicable following the earlier to occur of: (i) the Participant’s death or (ii) the date that is six months and one day following the Participant’s termination of employment with his employer and all members of the ING Group.

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(iv) Prohibition on Acceleration of Payments

The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of the Plan may not be accelerated except as otherwise permitted under Code Section 409A and the guidance and Treasury regulations issued there under.

(v) Code Section 409A

The Plan, this Agreement and the benefits provided in accordance with this Article 9, are intended to comply with Code Section 409A and the guidance and Treasury regulations issued thereunder, to the extent applicable thereto. Notwithstanding any provision of the Plan and this Agreement to the contrary, the Plan and this Agreement shall be interpreted and construed consistent with this intent. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden in connection therewith. Although the Company and the Plan Administrator intend to administer the Plan and this Agreement so that they will comply with the requirements of Code Section 409A, neither the Company nor the Plan Administrator represents or warrants that the Plan or this Agreement will comply with Code Section 409A or any other provision of federal, state, local, or non-United States law. Neither the Company, any member of the ING Group, nor their respective directors, officers, employees or advisers shall be liable to the Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of participation in the Plan, and the Company and the members of the ING Group shall have no obligation to indemnify or otherwise protect the Participant from the obligation to pay any taxes pursuant to Code Section 409A.

10.	Governing Law and Jurisdiction

This Agreement shall be governed by and must be interpreted according to the laws of the Netherlands. Any dispute under or in connection with this Agreement shall be submitted to the exclusive jurisdiction of the competent court in The Hague, the Netherlands, subject to appeal (hoger beroep) and appeal to the Supreme Court (cassatie).

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11.	Counterparts

This Agreement shall be executed in two original copies to be kept with each of the Participant and the Company.

THUS duly signed by and between:

ING Investment Management Holdings N.V.	Mr. J.T. Becker

/s/ Gilbert van Hassel	/s/ Jeffrey Becker
Gilbert van Hassel

Date: 1 April, 2010	Date: April 7, 2010

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